Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type(1)	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred stock, par value $0.01 per share	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt securities	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Guarantees	Rule 456(b) and 457(r) (3)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Purchase Contracts	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Units	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid					N/A		N/A
	Total Fees Offsets							N/A
	Net Fee Due							N/A

(1)	An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement.

(2)	The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and Rule 457(r).

(3)	Guarantees of Kosmos Energy Ltd. may be issued from time to time in connection with debt securities. No separate consideration will be paid with respect to any such guarantees. No separate registration fee is required under 457(n) with respect to the guarantees being registered.